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                                                                       EXHIBIT B


May 14, 1999

To:     Mitchell Rubenstein
        Big Entertainment, Inc.
        2255 Glades Road
        Boca Raton, Florida  33431

Re:     Waiver and Consent; and Other Modifications

Dear Mitch:

We have discussed making certain changes and/or clarifications to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 10, 1999, by and among The Times Mirror Company ("Times Mirror"), a Delaware corporation, hollywood.com, Inc., formerly Hollywood Online Inc. ("HOL"), a California corporation, Big Entertainment, Inc. ("Big"), a Florida corporation and Big Acquisition Corp., a Delaware corporation and to the related Shareholder Agreement (the "Shareholder Agreement") dated as of January 10, 1999 by and between Big and Times Mirror. In this regard, we acknowledge and agree to the following:

        1. Section 1.8(a)(i)(4) of the Merger Agreement is hereby amended by adding the following to the end of such section:

               "Alternatively, if the aggregate Parent Common Stock Price of the excess shares of the Common Stock Merger Consideration calculated as provided pursuant to this Section 1.8(a)(i)(4) would be more than $1,000,000.00 but equal to or less than $4,000,000.00, then, at the option of Parent, the Shares shall, by virtue of the Merger and without any action on the part of Sub, HOL or the holder thereof, be converted into and shall become the sum of a number of fully paid and nonassessable shares of Parent Common Stock equal to 19.9% of the issued and outstanding common stock of Parent or the voting power of Parent immediately prior to the Effective Time plus an amount in cash equal to the product of (x) the number of excess shares multiplied by (y) the Parent Common Stock Price; provided, however, that Parent may exercise this option only if the Closing occurs on or prior to June 30, 1999, unless Times Mirror notifies Parent in writing on or prior to such date that it wishes to extend such date for an additional 15-day period in connection with Times Mirror's satisfaction of any obligations with respect to any of the performance cycle bonuses as set forth in Section 10.3(b). In addition, in lieu of such cash


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                payment, Parent may issue to Times Mirror an unsecured
                promissory note in the aggregate principal amount thereof at the Closing. Such promissory note shall be substantially in the form of Exhibit AA, attached to this Amendment."

        2. Pursuant to Sections 6.1(a) and (b) of the Merger Agreement, HOL was obligated to, and Times Mirror was obligated to cause HOL to, deliver Audited Financial Statements and Work Papers (each as defined in the Agreement) to Big on or before January 31, 1999. HOL and Times Mirror seek to obtain a waiver of HOL's failure to, and Times Mirror's failure to cause HOL to, deliver Audited Financial Statements and Work Papers to Big on or before January 31, 1999 as required by Sections 6.1(a) and (b) of the Merger Agreement. HOL shall, and Times Mirror shall cause HOL to, deliver Audited Financial Statements and Work Papers to Big on or before April 30, 1999, and Big acknowledges and consents that the failure of HOL to, and the failure of Times Mirror to cause HOL to, deliver Audited Financial Statements and Work Papers on or before January 31, 1999 shall not constitute a breach of or a default under the Merger Agreement by Times Mirror or HOL.

        3. Pursuant to Section 6.1(a) of the Merger Agreement, HOL was obligated to cause HOL to deliver an officer's certificate by its chief financial officer along with the Audited Financial Statements. Big and Times Mirror agree that such officer certificate may be executed by either HOL's chief executive officer or its chief financial officer.

        4. Clause (ii) of Section 9.1(c) of the Merger Agreement shall be deleted in its entirety and substituted with the following clause:

                "(ii) the Merger has not been consummated by August 15, 1999, provided, however, if the Merger has not been consummated by such date by reason of a pending review by the SEC, then in such event the August 15th date may be extended at Big's option until October 15, 1999; and"

        5. The reference in the first sentence of Section 10.3(b) of the Merger Agreement to "Bruce R. Cameron, Anthony T. Farwell, Stuart J. Halperin and Steven B. Katinsky pursuant to the employment agreements set forth" shall be amended to read, "those individuals having agreements as identified by numbers 2, 3, 4, 5, 6, 7, 10 and 11;" the reference in the second sentence of such section to "If any of such person" in Section 10.3(b) of the Merger Agreement shall be amended to read, "If any of the individuals having agreements identified by numbers 2, 4, 6 and 7 on Schedule 3.12(a)"; and the phrase at the end of the second sentence of such section "or like provision of each of the employment agreements set forth on Schedule 3.12(a)" shall be amended to read, "or like provision of each of the Employment Agreements". In addition, Schedule 3.12(a) is hereby amended to delete items 8 and 9 therefrom.

        6. Each of the references to "the date of this Agreement" in Sections 3.1(i) and 6.1 of the Shareholder Agreement shall be amended to read "the Closing Date of the Merger (as such terms are defined in the Merger Agreement)".

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        7. Section 8.6 of the Merger Agreement is hereby amended by adding the phrase "Subject to Section 5.13(c)," to the beginning of such section and by changing the capital letter "E" in the word "each" at the beginning of such section to a lower case "E."

        8. Subsection 10.3(b) of the Merger Agreement is hereby amended by adding the following language at the end of the penultimate sentence of such subsection:

               "; provided, however, before Times Mirror is obligated to advance any such payment for the performance cycle bonuses, Parent shall deliver to Times Mirror a notice of its intent to pay such performance cycle bonuses, which notice shall set forth in sufficient detail: (i) the Performance Cycle Amount (as defined in Section 5.2(d)(i) of the Employment Agreements), (ii) HOL's Gross Revenue, Adjusted Operating Income and Adjusted Revenue (as each such term is defined in Section 5.2(ii) of each of the Employment Agreements), together with all appropriate supporting accounting information, (iii) the Market Value (as determined in accordance with Section 5.2(e) of each of the Employment Agreements) of HOL along with all relevant supporting information, and (iv) the amount of each individual Performance Cycle Bonus (as defined in Section 5.2(a)(i) of each of the Employment Agreements), together with all supporting calculations; all of which information Times Mirror shall be entitled to review and approve within 10 business days of the date such notice is deemed to be effective. During any such 10-day approval period, Times Mirror shall be entitled to request and receive any additional supporting documentation and accounting information as it may reasonably require to verify such information and calculations. If at any time during any such 10-day period Times Mirror disputes the Performance Cycle Amount or any individual Performance Cycle Bonus calculation, Times Mirror shall timely deliver to Parent written notice of any such dispute, the specific reason or reasons thereof, and neither Parent nor HOL shall distribute any performance cycle bonus payments until all such disputes, if any, are resolved in accordance with Section 10.3(c) below. If during any such 10-day period Times Mirror does not deliver to Parent a written notice of dispute, then the absence of any such notice shall be deemed as Times Mirror's acceptance and approval of the performance cycle bonuses for which notice was given."

        9. Section 10.3 of the Merger Agreement is hereby amended by adding the following subsection (c) to the end of such section:

               "(c) Settlement of Performance Cycle Bonus Disputes. All disputes that may arise under this Section 10.3 with respect to the calculation and payment of any performance cycle bonuses shall be settled by mutual agreement of Times Mirror, Parent and HOL signed by all such parties. If the parties concerned cannot reach a mutual agreement within 20 days of


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                Parent's receipt of a notice of dispute, then this matter shall be resolved in accordance with Section 12.11 of the Merger Agreement."

        Except as provided in this letter, Big's consent and waiver hereunder shall not be construed to be a waiver of any other rights of Big, nor a waiver of any other breach or default of HOL or Times Mirror. Big hereby reserves all rights not specifically waived in this letter.

        Except as expressly modified by this letter, all other terms and provisions of the Merger Agreement shall remain in full force and effect and shall apply to this letter as if a part of the Merger Agreement.

        Thank you for your cooperation.

                                            Sincerely,

                                            /s/ Thomas Unterman

                                            Thomas Unterman
                                            THE TIMES MIRROR COMPANY

                                            /s/ Michael Rollens

                                            Michael Rollens
                                            HOLLYWOOD.COM, INC.


Acknowledged, agreed to and accepted
this 14th day of May, 1999.
BIG ENTERTAINMENT, INC.

/s/ Mitchell Rubenstein
----------------------------------
Name: Mitchell Rubenstein
     -----------------------------
Title: Chief Executive Officer
     -----------------------------


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